Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

On May 16, 2016, MusclePharm Corporation (the “Company”) issued a press release announcing the completion of its sale of its wholly-owned subsidiary, BioZone Laboratories, Inc. (“BioZone”) (the “Closing”) pursuant to an Agreement for Purchase and Sale of Stock (the “Acquisition Agreement”), by and among the Company, BioZone, BioZone Holdings, Inc. (the “Buyer”) and Flavor Producers, Inc. Pursuant to the Agreement for Purchase and Sale of Stock, the Company sold 100% of the common stock of BioZone to the Buyer. In accordance with the terms of the Acquisition Agreement, the Company received $8.3 million at Closing (with a potential additional $1.5 million being paid if certain financial targets are met), subject to certain post-closing adjustments including adjustments based on BioZone’s working capital as of the closing date. In connection with the Closing, the Company issued and pre-paid for purchase orders to BioZone under the Manufacturing and Supply Agreement described below of $2 million. In addition, the Company paid down $350,000 of BioZone’s accounts payables, which was deducted from the purchase price. As a result, the Company received $5.9 million net of the various adjustments detailed above. As part of the transaction, the Company also sold 200,000 shares of its common stock for $50,000.

This description of the Acquisition Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Acquisition Agreement, a copy of which was filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on April 27, 2016, and the terms of which are incorporated herein by reference.

Simultaneous with the Closing, the Company and BioZone entered into a Manufacturing and Supply Agreement (the “Manufacturing and Supply Agreement”) pursuant to which BioZone will continue to supply products which MusclePharm currently purchases from BioZone. MusclePharm is required to purchase a minimum of $3 million of products from BioZone annually. The Manufacturing and Supply agreement has an initial term of three (3) years.

Simultaneous with the Closing, the Company and Flavor Producers, Inc. (“FPI”), the parent company of the Buyer, entered into a Product Development and Supply Agreement (the “Development and Supply Agreement”) pursuant to which FPI will develop certain products to be sold by the Company. If the product development effort is successful, the Company has agreed to certain minimum purchases during the term of the Development and Supply Agreement.

The following Unaudited Pro Forma Condensed Consolidated Financial Statements have been derived by the application of adjustments to the Company's historical consolidated financial statements. The Unaudited Pro Forma Condensed Consolidated Statement of Operations for the fiscal year ended December 2015 and the quarter ended March 31, 2016 are presented as if the sale of BioZone had occurred on January 1, 2015, the beginning of the most recent fiscal year. The Unaudited Pro Forma Condensed Consolidated Balance Sheet as of March 31, 2016 is presented as if the sale of BioZone had occurred on March 31, 2016. The pro forma adjustments related to the sale of BioZone are based on available information and assumptions that management believes are (1) directly attributable to the disposal; (2) factually supportable and (3) with respect to the statement of operations, expected to have a continuing impact on the consolidated results, as described in the accompanying notes. The Unaudited Pro Forma Condensed Consolidated Financial Statements are being provided for informational purposes only and are not necessarily indicative of the results of operations or financial position that would have resulted if the disposition had actually occurred on the dates indicated and are not intended to project the Company's results of operations or financial position for any future period.

The following is a brief description of the amounts recorded under each of the column headings in the Unaudited Pro Forma Condensed Consolidated Financial Statements and the accompanying notes, which should be read in conjunction with the historical consolidated financial statements and accompanying notes included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2015 and Quarterly Reports on Form 10-Q.

As previously reported

This column reflects our historical audited operating results for the year ended December 31, 2015 and the unaudited quarter ended March 31, 2016 or the balance sheet as of March 31, 2016 prior to any adjustment for the sale of BioZone described above.

Pro Forma Adjustments

This column reflects the elimination of the historical operating results of BioZone for the year ended December 31, 2015 and the quarter ended March 31, 2016 at the amounts that have been reflected in our consolidated statements of operations for these periods. The pro forma adjustments column on the unaudited pro forma consolidated balance sheet as of March 31, 2016 reflects the value of the assets and liabilities included in BioZone as of that date, the issuance of 200,000 shares of the Company’s common stock valued at the closing share price on the date of the close of the sale of BioZone and an increase in the valuation allowance against deferred tax assets due to deconsolidation of BioZone's net deferred tax liability.

MusclePharm Corporation

Pro Forma Condensed Consolidated Statements of Operations

Quarter Ended March 31, 2016

(In thousands, except share and per share data)

(Unaudited)

	As Reported	Pro Forma Adjustments		Pro Forma
Revenue, net	$42,912	$(1,141	)(a)	$41,771
Cost of revenue	27,699	(449	)(a)	27,250
Gross profit	15,213	(692)		14,521
Operating expenses:
Advertising and promotion	4,287	-		4,287
Salaries and benefits	9,620	(529	)(a)	9,091
Selling, general and administrative	4,243	(655	)(a)	3,588
Research and development	863	(320	)(a)	543
Professional fees	1,388	(149	)(a)	1,239
Restructuring and other charges	574	-		574
Total operating expenses	20,975	(1,653)		19,322
Loss from operations	(5,762)	961		(4,801)
Other (expense) income, net	(712)	12	(a)	(700)
(Loss) income before provision for income taxes	(6,474)	973		(5,501)
Provision for income taxes	131	9		140
Net (loss) income	$(6,605)	$964		$(5,641)
Net loss per share, basic and diluted	$(0.48)	-		$(0.41)
Weighted-average shares used in computing net loss per share, basic and diluted	13,896,876	-		13,896,876

See accompanying notes to the unaudited pro forma condensed consolidated financial statements

MusclePharm Corporation

Pro Forma Condensed Consolidated Statements of Operations

Year Ended December 31, 2015

(In thousands, except share and per share data)

(Unaudited)

	As Reported	Pro Forma Adjustments		Pro Forma
Revenue, net	$166,858	$(8,913	)(a)	$157,945
Cost of revenue	109,927	(4,528	)(a)	105,399
Gross profit	56,931	(4,385)		52,546
Operating expenses:
Advertising and promotion	26,985	(1	)(a)	26,984
Salaries and benefits	31,176	(2,370	)(a)	28,806
Selling, general and administrative	19,372	(2,796	)(a)	16,576
Research and development	4,251	(1,296	)(a)	2,955
Professional fees	6,801	(107	)(a)	6,694
Restructuring and other charges	18,293	(6	)(a)	18,287
Total operating expenses	106,878	(6,576)		100,302
Loss from operations	(49,947)	2,191		(47,756)
Other (expense) income, net	(1,806)	50	(a)	(1,756)
(Loss) income before provision for income taxes	(51,753)	2,241		(49,512)
Provision for income taxes	105	(3	)(a)	102
Net (loss) income	$(51,858)	$2,244		$(49,614)
Net loss per share, basic and diluted	$(3.81)	-		$(3.64)
Weighted-average shares used in computing net loss per share, basic and diluted	13,621,255	-		13,621,255

See accompanying notes to the unaudited pro forma condensed consolidated financial statements

Pro Forma Condensed Consolidated Balance Sheet

As of March 31, 2016

(In thousands, except share and per share data)

(Unaudited)

	As Reported	Pro Forma Adjustments		Pro Forma
ASSETS
Current assets:
Cash	$9,054	$7,874	(b), (c)	$16,928
Accounts receivable, net	22,339	(804)	(b)	21,535
Inventory	8,613	(1,608)	(b)	7,005
Prepaid giveaways	293	-		293
Prepaid stock compensation, current portion	938	-		938
Prepaid expenses and other current assets	3,952	(282)	(b)	3,670
Total current assets	45,189	5,180		50,369
Property and equipment, net	6,404	(2,024)	(b)	4,380
Long-term investments	977	-		977
Intangible assets, net	8,433	(5,721)	(b)	2,712
Other assets	230	1,429	(b), (d), (f)	1,659
TOTAL ASSETS	$61,233	$(1,136)		$60,097
LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY
Current liabilities:
Accounts payable	$39,365	$(1,025)	(b)	$38,340
Accrued liabilities	12,738	(676)	(b), (e)	12,062
Accrued restructuring charges	8,814	-		8,814
Obligation under secured borrowing arrangement	5,713	-		5,713
Convertible note with related party, net of discount	5,964	-		5,964
Other debt obligations	21	-		21
Total current liabilities	72,615	(1,701)		70,914
Accrued restructuring charges, long-term	279	-		279
Other long-term liabilities	227	-		227
TOTAL LIABILITIES	73,121	(1,701)		71,420
Stockholders’ (deficit) equity:
Common stock, par value of $0.001 per share; 100,000,000 shares authorized as of March 31, 2016; 14,809,406 shares issued as of March 31, 2016; 13,933,785 shares outstanding as of March 31, 2016	14	-		14
Additional paid-in capital	152,436	640	(h)	153,076
Treasury stock, at cost; 875,621 shares as of March 31, 2016	(10,039)	-		(10,039)
Accumulated other comprehensive loss	(177)	-		(177)
Accumulated deficit	(154,122)	(75)	(e), (f), (g)	(154,197)
TOTAL STOCKHOLDERS’ (DEFICIT) EQUITY	(11,888)	565		(11,323)
TOTAL LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY	$61,233	$(1,136)		$60,097

See accompanying notes to the unaudited pro forma condensed consolidated financial statements

MusclePharm Corporation

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

The Unaudited Pro Forma Condensed Consolidated Financial Statements are being provided for informational purposes only and are not necessarily indicative of the results of operations or financial position that would have resulted if the disposition had actually occurred on the dates indicated and are not intended to project the Company's results of operations or financial position for any future period.

The unaudited pro forma adjustments reflect the following assumptions:

(a)	Elimination of revenue, cost of revenue, operating expenses, other income (expense), net and income taxes attributable to BioZone Labs, with intercompany transactions at historical internal transfer pricing. Not included in the pro-forma results are anticipated savings due to costs that may be reduced or eliminated.

(b)	Elimination of the assets and liabilities sold as per the Acquisition Agreement as if the divestment occurred on March 31, 2016.

(c)	This adjustment reflects the receipt of $8.3 million cash consideration less $350,000 withheld for payments on outstanding accounts payable at the closing of the transaction.

(d)

This adjustment reflects the estimated fair value of the contingent consideration of $1.5 million to be paid approximately 12 months after closing if certain financial targets of BioZone are met for the twelve months following the closing.

(e)	To reflect the additional transaction costs, including legal costs, of $40,000 as if the disposition of BioZone Labs had occurred on March 31, 2016.

(f)

This adjustment reflects the estimated pre-tax gain, based on all the above assumptions, from the disposition of BioZone Labs as if it occurred on March 31, 2016. This estimated gain has not been reflected in the pro forma condensed consolidated statement of operations as it is considered to be nonrecurring in nature. No adjustment has been made to the sale proceeds to give effect to any potential post-closing adjustments under the terms of the Acquisition Agreement.

(g)	Due to the sale of BioZone, including the net deferred tax liabilities of $864,000 as at March 31, 2016, a pro forma adjustment was made to increase the valuation allowance against the Company’s remaining deferred tax assets by $864,000 to reduce the deferred tax asset to the amount that is expected to be realized.

(h)	This adjustment reflects the issuance of 200,000 shares of the Company’s common stock at the closing market price on May 10, 2016 of $3.20 per share.